Exhibit 99.1

      First Aviation Announces Record Sales in the Third Quarter

   WESTPORT, Conn.--(BUSINESS WIRE)--Dec. 15, 2003--First Aviation Services Inc. (NASDAQ: FAVS), one of the premier suppliers of products and services to the aerospace industry worldwide, today announced record sales in the third quarter. Net income was at break even in the third quarter of the current year, compared to net income of $0.02 per share for the third quarter of the prior year.
   For the nine months ended October 31, 2003 the Company incurred a net loss of $0.01 per share, compared to a net loss of $0.37 for the nine months ended October 31, 2002. Prior year results included a loss of $0.38 per share related to the adoption of a new accounting principle related to goodwill.

   A summary of results is as follows:

   -- Cash provided by operating activities for the nine months ended October 31, 2003, was $2.6 million. Cash on hand at October 31, 2003 increased $2.6 million from year-end to $28.6 million, or $3.94 per share, and stockholders' equity increased $0.4 million from year-end to $36.5 million, or $5.02 per share.

   -- Net sales for the three months ending October 31, 2003, increased $1.2 million or 4.3% to $27.8 million compared to $26.6 million for the comparable period of the prior year, due to increased sales of general aviation parts, and sales of services. Gross profit for the three months ending October 31, 2003 was level with the same period of the prior year at $5.1 million, primarily due to sales of products with lower gross margins, and increased promotional activities and freight.

   "We saw an increase in general aviation sales in the 3rd quarter," said Michael Culver, President and CEO of First Aviation. "The Company's efforts and investments to increase sales revenue have started to produce results. We will be undertaking various initiatives to improve our business."
   First Aviation, located in Westport, Connecticut and its principal operating subsidiary, Aerospace Products International Inc. ("API"), based in Memphis, Tennessee, is one of the premier suppliers of products and services worldwide to manufacturers and aircraft operators of some of the most widely used commercial and general aviation aircraft. In addition to its parts and components supply services, API is a leading provider of supply chain management and customized third party logistics services and technology solutions, including inventory management services. API also offers overhaul and repair services for brakes and starter/generators, and builds custom hose assemblies. With locations in the U.S., Canada and Asia Pacific, plus partners throughout the world, API continues to be one of the premier suppliers of aviation products, supply chain management services and technology solutions in the industry.
   The Company will host a conference call to discuss third quarter results on December 17, 2003. A separate announcement will be issued for that purpose.
   More information about First Aviation can be found on the World Wide Web at http://www.favs.com and, http://www.apiparts.com.

   Forward-Looking Statements

   Certain statements discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect the Company's current expectations concerning future events and results. Such forward-looking statements, including those concerning the Company's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control, that may cause the Company's actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, at a minimum, the Company's ability to obtain parts and components from its principal suppliers on a timely basis, depressed domestic and international market and economic conditions, especially those currently facing the aviation industry as a whole, the impact of changes in fuel and other freight related costs, relationships with its customers, the ability of the Company's customers to meet their financial obligations to the Company, the ability to obtain and service supply chain management contracts, changes in regulations or accounting standards, the ability to consummate suitable acquisitions and expand, and other items that are beyond the Company's control may cause actual results to differ from management's expectations. In addition, specific consideration should be given to the various factors described in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended January 31, 2003, and the various factors described in this release. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which the forward-looking statement is based.




                     First Aviation Services Inc.
            Consolidated Condensed Statements of Operations
                 (in thousands, except share amounts)
                              (unaudited)


                             Three months ended    Nine months ended
                                October 31,           October 31,
                              2003       2002       2003       2002
                           ---------- ---------- ---------- ----------

Net sales                    $27,756    $26,611    $78,639    $77,775
Cost of sales                 22,650     21,480     63,852     63,046
                           ---------- ---------- ---------- ----------

Gross profit                   5,106      5,131     14,787     14,729
Selling, general and
 administrative expenses       4,532      4,306     13,119     12,859
Corporate expenses               668        647      1,907      1,881
                           ---------- ---------- ---------- ----------

Income (loss) from
 operations                      (94)       178       (239)       (11)
Net interest income and
 other                            57         31        146        130
Minority interest in
 subsidiary                      (10)       (11)       (31)       (31)
                           ---------- ---------- ---------- ----------

Income (loss) before
 income taxes                    (47)       198       (124)        88
Benefit (provision) for
 income taxes                     64        (77)        42        (34)
                           ---------- ---------- ---------- ----------

Income (loss) before
 cumulative effect of
 accounting change                17        121        (82)        54
Cumulative effect of
 accounting change, net of
 benefit for income taxes
 of $922                           -          -          -     (2,735)
                           ---------- ---------- ---------- ----------

Net income (loss)                $17       $121       $(82)   $(2,681)
                           ========== ========== ========== ==========

Basic net income (loss)
 per share, and net income
 (loss) per share -
 assuming dilution:

     Income before
      cumulative effect of
      accounting change          $ -      $0.02     $(0.01)     $0.01
     Cumulative effect of
      accounting change            -          -          -      (0.38)

                           ---------- ---------- ---------- ----------

Basic net income (loss) per
 share, and net income
 (loss) per share
 - assuming dilution             $ -      $0.02     $(0.01)    $(0.37)

                           ========== ========== ========== ==========

Weighted average shares
 outstanding - basic       7,273,961  7,227,860  7,262,272  7,220,492

                           ========== ========== ========== ==========

Weighted average shares
 outstanding - assuming
 dilution                  7,286,529  7,227,860        N/A  7,226,723




                     First Aviation Services Inc.
                 Consolidated Condensed Balance Sheets
                 (in thousands, except share amounts)

                                           October 31,     January 31,
                                              2003            2003
                                        ------------------------------
                                           (unaudited)         (a)
Assets
Current assets:
      Cash and cash equivalents                $28,636        $26,013
      Trade receivables, net of
       allowance for doubtful
       accounts of $1,553 and $1,656,
       respectively                             14,271         13,454
      Inventory, net of allowance for
       obsolete and slow moving
       inventory of $997 and $997,
       respectively                             19,790         20,617
      Prepaid expenses and other                   848          1,318
                                        --------------- --------------

Total current assets                            63,545         61,402

Plant and equipment, net                         3,137          3,639
                                        --------------- --------------

                                               $66,682        $65,041
                                        =============== ==============

Liabilities and stockholders' equity
Current liabilities:
      Accounts payable                         $10,866        $10,324
      Accrued compensation and related
       expenses, and other accrued
       liabilities                               2,606          2,073
      Income taxes payable                       1,155          1,009
                                        --------------- --------------

Total current liabilities                       14,627         13,406

      Revolving line of credit                  14,500         14,500
      Minority interest in subsidiary            1,041          1,041
                                        --------------- --------------

Total liabilities                               30,168         28,947

Stockholders' equity:

      Common stock, $0.01 par value,
       25,000,000 shares authorized,
       7,276,305 and 7,250,710 shares
       outstanding, respectively                    91             91
      Additional paid-in capital                38,390         38,445
      Retained earnings                          7,461          7,543
     Accumulated other comprehensive
      income (loss)                                311            (96)
                                        --------------- --------------

                                                46,253         45,983
      Less:  Treasury stock, at cost            (9,739)        (9,889)
                                        --------------- --------------

Total stockholders' equity                      36,514         36,094
                                        --------------- --------------

Total liabilities and stockholders'
 equity                                        $66,682        $65,041
                                        =============== ==============



(a) Balances were derived from the audited balance sheet as of January 31, 2003.

    CONTACT: First Aviation Services Inc.
             Robert G. Costantini, 203-291-3300